EXHIBIT 10.27(b)

AGREEMENT TO AMEND TERM LOAN FACILITY AGREEMENT

THIS AGREEMENT TO AMEND TERM LOAN FACILITY AGREEMENT (this “Agreement”) is entered into between AMO Japan K.K. (“Borrower”), Bank of America, N.A., Tokyo Branch and Aozora Bank, Ltd. (collectively, the “Lenders”) and Advanced Medical Optics, Inc. (“Guarantor”) (Borrower, the Lenders and Guarantor collectively, the “Parties”), dated as of February 27, 2004.

Article 1. (Definitions)

Unless otherwise stipulated, capitalized terms used herein shall have the respective meanings ascribed to them in the ¥2,500,000,000 Term Loan Facility Agreement entered into between the Parties, dated as of September 24, 2003 (the “Loan Agreement”).

Article 2. (Agreement to Amend)

The Parties agree to amend Article 6.12 of the Loan Agreement as follows:

[Before amendments]

6.12. Security Reserve

In the event that the aggregate value of both the Accounts Receivable and the Inventories falls below the aggregate minimum amount allowed, as calculated in accordance with the Advance Rates prescribed in Schedule II by the Security Agent as of the end of each calendar month, then the Borrower shall pay in cash an amount equal to the shortfall into the Security Reserve Account, as specified in a written request from the Security Agent, no later than two (2) Business Days from the receipt of said request by the Borrower. The Borrower agrees to and shall cooperate with the Security Agent in the creation of a security interest over any monies in the Security Reserve Account for the purposes of securing the obligations of the Borrower hereunder pursuant to the terms and conditions of the Account Pledge Agreement.

[After amendments]

6.12. Security Reserve

In the event that the aggregate value of both the Accounts Receivable and the Inventories falls below the aggregate minimum amount allowed, as calculated in accordance with the Advance Rates prescribed in Schedule II by the Security Agent as of the end of each calendar month, then the Borrower shall pay in cash an amount equal to the shortfall into the Security Reserve Account, as specified in a written request from the Security Agent, in such time and manner as is specified in the Account Pledge Agreement, as amended by a certain Agreement to Amend Account Pledge Agreement, dated as of the date of this Agreement, between the Borrower and the Lenders. The Borrower agrees to and shall cooperate with the Security Agent in the creation of a security interest over any monies in the Security Reserve Account for the purposes of securing the obligations of the Borrower hereunder pursuant to the terms and conditions of the Account Pledge Agreement.

Article 3. (Effective Date)

The Parties agree that the amendments to the Loan Agreement pursuant to Article 2. hereof shall take effect as of the date of this Agreement.

Article 4. (Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District court shall have exclusive jurisdiction over any legal suit, action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE THEIR DULY AUTHORIZED REPRESENTATIVES TO EXECUTE THIS AGREEMENT IN FOUR (4) COUNTERPARTS ON THE DAY AND YEAR FIRST ABOVE WRITTEN.

Date: Feb. 27, 2004

/s/ HIROKAZU GODA

For: AMO Japan K.K.

By: Hirokazu Goda, Director

Date: Feb. 26, 2004

/s/ YOSHIHIKO ASANO

For: Bank of America, N.A., Tokyo Branch

By: Yoshihiko Asano

Title: Managing Director & Branch Manager

Date: February 26th, 2004

/s/ JUNICHI FUKUI

For: Aozora Bank, Ltd.

By: Junichi Fukui

Title: General Manager

Date: 2/17/04

/s/ VINCENT E. SCULLIN, JR.

For: Advanced Medical Optics, Inc

By: Vincent E. Scullin, Jr.

       V.P. Treasurer